Exhibit 99.1

       Zale Announces 40 Percent Increase in Fourth Quarter EPS
                       Excluding Unusual Items;

         Also Announces $100 Million Stock Repurchase Program

    DALLAS--(BUSINESS WIRE)--Aug. 28, 2003--Zale Corporation (NYSE:
ZLC), North America's largest specialty retailer of fine jewelry, today announced a 40% increase, before unusual items, in net earnings per share for the Company's fourth quarter ended July 31, 2003. The Company reported net earnings of $6.7 million, or $0.21 per diluted share, before costs associated with the redemption of its Senior Notes. For the same period last year, the Company reported net earnings, before an unusual item related to executive management changes, of $5.1 million, or $0.15 per diluted share. Including the $3.7 million debt redemption charge ($0.12 per diluted share), the Company reported current fourth quarter net earnings of $2.9 million, or $0.09 per diluted share, an earnings per share decrease of 18%. For the fourth quarter last year, the Company reported net earnings, including the $1.4 million charge ($0.04 per diluted share) for the unusual item, of $3.7 million or $0.11 per diluted share.
    Net earnings for fiscal year 2003 were $99.4 million, or $3.08 per diluted share, excluding unusual items. For the prior fiscal year, net earnings, before unusual items and the effect of a change in accounting principle, were $101.9 million, or $2.92 per diluted share. The net loss for fiscal year 2003, including the debt redemption costs of $3.7 million ($0.12 per diluted share) and a $136.3 million non-cash impairment charge ($4.22 per diluted share), totaled $40.6 million, or $1.26 per share. For the prior fiscal year, net earnings, including a gain from an unusual item relating to curtailment of retiree medical benefits of $2.2 million ($0.06 per diluted share), a loss from an unusual item relating to executive management changes of $1.4 million ($0.04 per diluted share) and the effect of a change in accounting principle relating to the write off of negative goodwill of $41.3 million ($1.18 per diluted share), were $143.9 million, or $4.13 per diluted share.
    For the fiscal year, total revenues increased 0.9% to $2.212 billion, compared to $2.192 billion for the prior fiscal year. On a comparable store basis, sales increased 0.8% for the year.
    "We are pleased with these financial results for both the fourth quarter and the fiscal year," commented Mary L. Forte, President and Chief Executive Officer. "We used our marketing and merchandising strengths to reach our customers and provide them with appealing assortments at terrific values. This, combined with staying flexible in our approach to the business and making the necessary adjustments in a difficult operating environment, enabled us to deliver both revenue growth and a solid return on investment to our shareholders this year. While maintaining our performance, we also made tremendous progress in positioning the business and its infrastructure to maximize the many opportunities ahead."
    Ms. Forte continued, "Strong business disciplines remained firmly in place as we kept inventories in line with sales trends and generated over $120 million in free operating cash flow. We used our solid cash position and strong balance sheet to make changes to our capital structure that included repurchasing almost 20% of our outstanding common stock. This structure that includes a new $500 million bank credit facility provides the Company with the flexibility to take advantage of future opportunities to expand its market leadership."
    For fiscal 2004, the Company is required to prospectively adopt the pronouncement, Emerging Issues Task Force ("EITF") Issue No. 02-16, "Accounting by a Customer (including a Reseller) for Certain Consideration Received from a Vendor", which addresses the accounting for cooperative advertising programs. In accordance with the pronouncement, cooperative advertising support received from vendors, which was previously recorded as an offset to advertising expense, will be included in the purchase cost of the related inventory and flow through the retail inventory calculation as a reduction in cost of goods sold. Due to the nature of the retail inventory calculation and the inventory turn impact of the prospective adoption, this will result in an estimated one-time $0.12 reduction to earnings per share for fiscal year 2004. This adoption should not have an impact on future year earnings.
    The Company also provided its forecast for its fiscal year ending July 2004. Zale's outlook remained cautiously optimistic as a result of the continued challenges in the external environment. For the full year, the Company currently expects a comparable store sales increase of 1.5% to 2.5% and earnings per share growth of 10% on the FY03 base. This earnings guidance does not include a $0.40 per share positive impact from stock repurchased in the July tender offer as well as a $0.12 per share reduction from the adoption of the accounting EITF described above. Including these adjustments, the Company expects an earnings per share increase of approximately 19% on the FY03 base. Also for the fiscal year, the Company plans to open 56 stores and 10 kiosks.
    Separately, the Company announced that its Board of Directors has approved a stock repurchase program pursuant to which the Company, from time to time and at management's discretion, may purchase up to an aggregate of $100 million of Zale common stock on the open market. This action brings the Company's total authorization under its stock repurchase program to approximately $142 million.
    As previously announced, a conference call will be held today at 9:00 a.m. Eastern Time. Parties interested in participating should dial 706-643-7467, five minutes prior to the scheduled start time. The call is also available on the Company's Web site at www.zalecorp.com. For additional information, contact Investor Relations.
    In addition, the Company announced that it will be presenting at the Goldman Sachs Retailing Conference on Wednesday, September 3, 2003, at 2:45 p.m. Eastern Time. Ms. Forte and Sue E. Gove, the Company's Chief Operating Officer, will discuss Zale's strategic plan as well as current objectives designed to improve performance. The presentation will be available on the Company's web site at www.zalecorp.com.

    Zale Corporation is North America's largest specialty retailer of fine jewelry operating approximately 2,235 retail locations throughout the United States, Canada and Puerto Rico, as well as online. Zale Corporation's brands include Zales Jewelers, Zales Outlet, Zale Direct at www.zales.com, Gordon's Jewelers, Bailey Banks & Biddle Fine Jewelers, Peoples Jewellers, Mappins Jewellers and Piercing Pagoda. Additional information on Zale Corporation and its brands is available on the Internet at www.zalecorp.com.

    This release contains forward-looking statements, including statements regarding the Company's objectives and expectations regarding its sales and earnings, its merchandising and marketing strategies, the impact of a new accounting pronouncement and new store openings, which are based upon management's beliefs as well as on assumptions made by and data currently available to management. These forward-looking statements are not guarantees of future performance and a variety of factors could cause the Company's actual results to differ materially from the anticipated or expected results expressed in these forward-looking statements. The following list, which is not intended to be an all-encompassing list of risks and uncertainties affecting the Company, summarizes several factors that could cause the Company's actual results to differ materially from those anticipated or expected in these forward-looking statements: that low or negative growth in the economy or in the financial markets will occur and reduce discretionary spending on goods that are, or are perceived to be, "luxuries"; that levels of mall traffic may decline as a result of economic or other factors; that warehousing and distribution productivity and capacity can be further improved to support the Company's distribution requirements; that strong competitive responses may impact the Company's efforts to leverage its brand power with its marketing, merchandising and promotional efforts; that seasonality of the retail jewelry business or downturns in consumer spending during the fourth calendar quarter may adversely affect the Company's results; that the Company may not be able to continue to manage its inventory and product supply effectively to respond to consumer demand; that fluctuations in diamond prices may negatively affect the business; that legal or governmental proceedings may have an adverse effect on the financial results or reputation of the Company; that key personnel who have been hired or retained by the Company may depart; that any disruption in the Company's private label credit card arrangement may adversely affect the Company's ability to provide consumer credit; or that changes in government or regulatory requirements may increase the cost of or adversely affect the Company's operations. The Company disclaims any obligation to update or revise publicly or otherwise any forward-looking statements to reflect subsequent events, new information or future circumstances.

    (Tables to follow)

                   ZALE CORPORATION AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF OPERATIONS
           (amounts in thousands, except per share amounts)

                          Three Months Ended     Twelve Months Ended
                               July 31,               July 31,
                       ----------------------  ----------------------
                              2003      2002        2003        2002
                       ------------ ---------  ----------  ----------
Total Revenues             $442,382  $435,566  $2,212,241  $2,191,727
Costs and Expenses:
   Cost of Sales            215,103   213,781   1,101,030   1,083,053
   Selling, General and
    Administrative Expenses 200,773   195,053     884,069     873,265
   Impairment of Goodwill       ---       ---     136,300         ---
   Cost of Insurance
    Operations                1,816     2,562       8,228       8,620
   Depreciation and
    Amortization Expense     13,918    14,538      55,690      58,340
   Unusual Item - Executive
    Transaction                 ---     2,300         ---       2,300
   Unusual Item - Retiree
    Medical Curtailment
    Gain                        ---       ---         ---      (3,502)
                           --------- --------- ----------- -----------
Operating Earnings           10,772     7,332      26,924     169,651
Interest Expense, Net         1,044     2,415       6,319       7,750
Costs of Early Retirement
 of Debt                      5,910       ---       5,910         ---
                           --------- --------- ----------- -----------
Earnings Before Income
 Taxes                        3,818     4,917      14,695     161,901
Income Taxes                    885     1,266      55,340      59,256
                           --------- --------- ----------- -----------
Earnings (Loss) Before
 Effect of Accounting
 Change                       2,933     3,651     (40,645)    102,645
Effect of a Change in
 Accounting for the Write
 Off of the Excess of
 Revalued Net Assets Over
 Stockholders' Investment       ---       ---         ---     (41,287)
                           --------- --------- ----------- -----------
Net Earnings  (Loss)       $  2,933  $  3,651  $  (40,645) $  143,932
                           ========= ========= =========== ===========


Earnings (Loss) Per Common Share - Basic:
   Before effect of change
    in accounting principle$    .09  $   0.11  $    (1.26) $     2.97
   Net Earnings (Loss) Per
    Share                  $    .09  $   0.11  $    (1.26) $     4.16

Earnings (Loss) Per Common
 Share - Diluted:
   Before effect of change
    in accounting principle$    .09  $   0.11  $    (1.26) $     2.95
   Net Earnings (Loss) Per
    Share                  $    .09  $   0.11  $    (1.26) $     4.13

Weighted Average Number of
 Common Shares Outstanding:
   Basic                     31,931    34,015      32,264      34,589
   Diluted                   32,266    34,278      32,264      34,846



                   ZALE CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED BALANCE SHEETS
                        (amounts in thousands)

                                                  July 31,   July 31,
                                                    2003       2002
                                                 ---------  ---------

ASSETS
Current Assets:
 Cash and Cash Equivalents                     $   35,273  $   84,887
 Merchandise Inventories                          798,761     782,316
 Other Current Assets                              52,450      47,915
                                               ----------- -----------
Total Current Assets                              886,484     915,118

Property and Equipment, Net                       266,167     284,438
Goodwill, Net                                      82,199     212,039
Other Assets                                       38,133      34,654
Deferred Tax Asset, Net                            11,342      31,604
                                               ----------- -----------
Total Assets                                   $1,284,325  $1,477,853
                                               =========== ===========

LIABILITIES AND STOCKHOLDERS' INVESTMENT
Current Liabilities:
 Accounts Payable and Accrued Liabilities      $  307,775  $  331,663
 Deferred Tax Liability, Net                       36,485      10,104
                                               ----------- -----------
Total Current Liabilities                         344,260     341,767

Non-current Liabilities                           103,342     109,530
Long-term Debt                                    184,400      86,749

Commitments and Contingencies

Stockholders' Investment:
 Preferred Stock                                      ---         ---
 Common Stock                                         415         407
 Additional Paid-In Capital                       566,689     549,848
 Accumulated Other Comprehensive Income (Loss)      6,834      (6,559)
 Accumulated Earnings                             589,122     629,767
 Deferred Compensation                                ---        (115)
                                               ----------- -----------
                                                1,163,060   1,173,348
 Treasury Stock                                  (510,737)   (233,541)
                                               ----------- -----------
Total  Stockholders' Investment                   652,323     939,807
                                               -            ----------
Total Liabilities and Stockholders' Investment $1,284,325  $1,477,853
                                               =========== ===========



                   ZALE CORPORATION AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF CASH FLOWS
                        (amounts in thousands)


                                            Year       Year      Year
                                           Ended      Ended     Ended
                                         July 31,   July 31,  July 31,
                                            2003       2002      2001
                                        --------- ------------ -------
Net Cash Flows from Operating Activities:
Net (loss) earnings                    $ (40,645) $ 143,932   $82,048
Adjustments to reconcile net earnings
 to net cash provided by operating
 activities:
  Nonrecurring cost of sales charge          ---        ---    25,236
  Depreciation and amortization expense   56,153     58,787    59,261
  Impairment of goodwill                 136,300        ---       ---
  Impairment of fixed assets               2,092      1,446       ---
  Deferred taxes and utilization of NOL   46,631     13,668    20,281
    Tax benefit associated with stock
     option exercises                      2,292      1,537       998
  Amortization of deferred compensation      115      1,916       650
  Effect of change in accounting
   principle for the write off of
   negative goodwill                         ---    (41,287)      ---
  Retiree medical curtailment gain           ---     (3,502)      ---
 Changes in assets and liabilities, net
  of Piercing Pagoda acquisitions:
  Merchandise inventories                 (9,073)   (60,940)  (46,403)
  Other current assets                     2,419      9,092    (5,147)
  Other assets                            (5,114)     2,009       605
  Accounts payable and accrued
   liabilities                           (26,356)    53,409   (47,861)
  Non-current liabilities                 (6,188)    (5,402)   (4,553)
                                        ---------  --------- ---------
Net Cash Provided by Operating
 Activities                              158,626    174,665    85,115
                                        ---------  --------- ---------

Net Cash Flows from Investing Activities:
Additions to property and equipment      (43,579)   (54,159)  (87,656)
Dispositions of property and equipment     6,194      4,250     2,060
Purchase of available for sale
 investments                             (12,964)    (8,197)   (7,553)
Proceeds from sale of available for
 sale investments                         14,190      7,471     8,900
Acquisition of Piercing Pagoda, Inc.,
 net of cash Acquired                        ---        ---  (239,530)
                                        ---------  --------- ---------
Net Cash Used in Investing Activities    (36,159)   (50,635) (323,779)
                                        ---------  --------- ---------

Net Cash Flows from Financing Activities:
Payments on long-term debt                   ---        ---    (8,012)
Payments on revolving credit agreements (169,154) (239,747) (563,374) Borrowings under revolving credit
 agreements                              353,554    230,281   563,701
Early retirement of long-term debt       (86,787)   (12,735)      ---
Proceeds from exercise of stock options   14,711      8,213    12,445
Loan origination costs on new revolving
 credit agreement                         (6,563)       ---       ---
Purchase of common stock                (278,236)   (54,399)  (38,736)
                                        ---------  --------- ---------
Net Cash Used in Financing Activities   (172,475)   (68,387)  (33,976)
                                        ---------  --------- ---------
Effect of Exchange Rate Changes on Cash      394       (146)     (117)
Net (Decrease) Increase in Cash and
 Cash Equivalents                        (49,614)    55,497  (272,757)
Cash and Cash Equivalents at Beginning
 of Period                                84,887     29,390   302,147
                                        ---------  --------- ---------
Cash and Cash Equivalents at End of
 Period                                 $ 35,273   $ 84,887  $ 29,390
                                        =========  ========= =========

    Non-GAAP Financial Measures

    This press release includes a presentation of "free operating cash flow." Free operating cash flow is a non-GAAP financial measure and is defined as cash flows from operating activities (in accordance with GAAP) less capital expenditures. The Company considers cash flows from operating activities to be the most comparable GAAP financial measure, and has included below a reconciliation of cash flows from operating activities to free operating cash flow.

              Reconciliation of Free Operating Cash Flows
                                  To
                 Cash Provided by Operating Activities
               For the Fiscal Year Ending July 31, 2003
                         (amount in thousands)


     Cash flows from operating activities          $ 158,626

     Less: Capital expenditures (Additions And
            Dispositions of Property & Equipment)     37,385

     Free operating cash flow                      $ 121,241


    The Company believes the presentation of free operating cash flow provides investors with meaningful information regarding the Company's ability to generate cash flow from operations after making capital investments to support its growth initiatives. Free operating cash flow should not be considered as an alternative to cash flows from operating, financing or investing activities or as a measure of liquidity. Readers are encouraged to review the Statement of Cash Flows included in this press release for information regarding the Company's cash flows from operating, financing and investing activities under GAAP.
    In addition, this press release includes a presentation of earnings (earnings per share), excluding certain unusual items, for each of fiscal year 2003 and 2002 and for the fourth quarter of each of fiscal year 2003 and 2002. Such measures are not measures of financial performance under GAAP and should not be considered as alternatives to net earnings (and earnings per share) as computed under GAAP for the applicable period. The Company considers net earnings (and earnings per share) to be the most comparable GAAP measure and has presented reconciling information in the first two paragraphs of this press release. The impact of each unusual item and the effect of the change in accounting principle is shown net of taxes.

    CONTACT: Zale Corporation
             David H. Sternblitz
             Senior Director, Investor and Public Relations
             972-580-5047